Exhibit A-1

CLECO CORPORATION
Income Statement - Consolidating
Year-to-Date
As of December 31, 2002
(Unaudited)

	Cleco Corporation	Cleco Support Group LLC	Cleco Power LLC	Cleco Midstream Consolidated	Cleco Innovations Consolidated	CLE Resources Inc	Eliminations	Cleco Corporation Consolidated

Operating Revenue:
Electric Operations	$ -	$ -	$ 568,102,324	$ -	$ -	$ -	$ -	$ 568,102,324
Tolling Operations	-	-	-	90,259,939	-	-	-	90,259,939
Energy Trading, net	-	-	(751,534)	2,420,849	-	-	5,323	1,674,638
Energy Operations	-	-	30,040	30,050,144	-	-	1,240	30,081,424
Other Operations	2	45,039	29,300,846	4,655,431	43,442	-	(38,582)	34,006,178
Intercompany Revenue	-	33,370,799	1,707,513	365,921	-	-	(35,444,232)	1

Gross Operating Revenue	2	33,415,838	598,389,189	127,752,284	43,442	-	(35,476,251)	724,124,504
Electric Customer Credits	-	-	(2,900,000)	-	-	-	-	(2,900,000)

TOTAL OPERATING REVENUE	2	33,415,838	595,489,189	127,752,284	43,442	-	(35,476,251)	721,224,504

Operating Expenses:
Fuel Used for Electric Generation	-	-	138,581,497	-	-	-	5,151,175	143,732,672
Power Purchased for Utility Customers	-	-	150,399,902	-	-	-	-	150,399,902
Purchases for Energy Operations	-	-	8	25,316,704	-	-	-	25,316,712
Other Operations	4,073,328	27,485,469	63,484,408	27,803,954	897	30,895	(34,901,424)	87,977,527
Maintenance	1,591	1,631,035	28,169,974	8,901,682	-	-	(3,623,954)	35,080,328
Depreciation	-	934,962	52,233,298	15,989,046	-	-	-	69,157,306
Restructuring Charge	-	1,487,795	8,098,725	2,058,287	-	-	(1,480,330)	10,164,477
Impairment of Asset	-	-	-	3,586,903	-	-	-	3,586,903
Taxes Other than Income Taxes	414,833	1,007,309	36,892,362	1,535,857	8,222	115	(1,047,041)	38,811,657

TOTAL OPERATING EXPENSES	4,489,752	32,546,570	477,860,174	85,192,433	9,119	31,010	(35,901,574)	564,227,484

OPERATING INCOME	(4,489,750)	869,268	117,629,015	42,559,851	34,323	(31,010)	425,323	156,997,020

Interest Income	13,830,696	-	932,555	442,052	-	3,024	(13,632,259)	1,576,068
Allowance for Other Funds used during Construction	-	-	2,719,297	-	-	-	-	2,719,297
Equity Income from Investees	-	-	-	16,204,051	-	-	-	16,204,051
Other Income (Expenses), net	(647,528)	(566,426)	(444,540)	(56,540)	(321,295)	16	(731,800)	(2,768,113)

Income Before Interest Charges	8,693,418	302,842	120,836,327	59,149,414	(286,972)	(27,970)	(13,938,736)	174,728,323

Interest Charges:
Interest on Debt and Other, net of Capitalized	12,906,710	132,803	28,762,551	30,947,533	3,160	-	(13,283,043)	59,469,714
Amortization of Debt Discount, Premium and Exp, net	490,871	-	931,203	802,186	124	-	(482,020)	1,742,364
Allowance for Borrowed Funds	-	-	(602,654)	-	-	-	-	(602,654)

TOTAL INTEREST CHARGES	13,397,581	132,803	29,091,100	31,749,719	3,284	-	(13,765,063)	60,609,424

Net Income before Continuing Operations,
Income Taxes, and Preferred Dividends	(4,704,163)	170,039	91,745,227	27,399,695	(290,256)	(27,970)	(173,673)	114,118,899

Federal and State Income Taxes	(2,370,559)	170,403	32,171,632	12,739,669	(283,253)	(10,762)	(173,674)	42,243,456

Net Income from Continuing Operations	(2,333,604)	(364)	59,573,595	14,660,026	(7,003)	(17,208)	1	71,875,443

DISCONTINUED OPERATIONS
Loss from Operations, net of Income Taxes	-	-	-	-	-	-	-	-
Loss on Disposal of Segment, net of Income Taxes	-	-	-	-	-	-	-	-

TOTAL DISCONTINUED OPERATIONS	-	-	-	-	-	-	-	-

Net Income before Extraordinary Item	(2,333,604)	(364)	59,573,595	14,660,026	(7,003)	(17,208)	1	71,875,443

Extraordinary Item, net of Income Taxes	-	-	-	-	-	-	-	-

Net Income before Preferred Dividends	(2,333,604)	(364)	59,573,595	14,660,026	(7,003)	(17,208)	1	71,875,443

Preferred Dividend Requirements, net	1,872,352	-	-	-	-	-	-	1,872,352

Net Income Applicable to Common Stock	$ (4,205,956)	$ (364)	$ 59,573,595	$ 14,660,026	$ (7,003)	$ (17,208)	$ 1	$ 70,003,091